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                                  EXHIBIT 4.8

                                PROMISSORY NOTE
                                ---------------


                                                               Chicago, Illinois
$300,000                                                        November 2, 1998


          THIS PROMISSORY NOTE (this "Note") is made in Chicago, Illinois, as of November 2, 1998, for Three Hundred Thousand Dollars ($300,000), with interest as provided herein.


                                   RECITALS:

          A. This Note is made by SHOPPING.COM, a California corporation ("Maker"), and is payable to the order of USFI HOLDINGS, INC., a Delaware corporation (the "Lender"). The holder from time to time of this Note is referred to as "Payee."

          B. This Note evidences the obligation of Maker to pay to the Lender the principal amount of Three Hundred Thousand Dollars ($300,000), with interest on the balance remaining from time to time unpaid at the rate hereinafter set forth. The loan evidenced by this Note is referred to herein as the "Loan."

          C. The Loan is secured by a certain Non-Recourse Guaranty and Pledge Agreement, dated September 15, 1998, as confirmed as of even date herewith (the "Pledge Agreement"), by Robert J. McNulty in favor of the Lender. All of the agreements, conditions, covenants, provisions and stipulations contained in the Pledge Agreement are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein and Maker covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their respective terms.

          1.   Payment.
               -------

          a. Maker hereby promises to pay to the order of Payee on the terms set forth herein (i) the principal sum of Three Hundred Thousand Dollars ($300,000), (ii) all accrued and unpaid interest thereon at a rate per annum equal to ten percent (10%) (the "Interest Rate"), and (iii) all other sums, if any, due to Payee with respect to the Loan.

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          b.   All outstanding principal, accrued but unpaid interest and other sums of any kind payable under the terms of this Note shall be due and payable upon the Maturity Date (as herein defined). As used herein, the "Maturity Date" means the earlier to occur of:

               (i) the date that Maker receives at least $300,000 in cash by reason of one or more sales of Marker's stock, convertible securities, debentures or other instruments of any kind or by reason of one or more loans or other financing transactions of any kind; and

               (ii) December 2, 1998.

          Without limiting the foregoing, in the event that Maker receives any net proceeds by reason of one or more sales of Maker's stock, convertible securities, debentures or other instruments of any kind or by reason of one or more loans or other financing transactions, such net proceeds shall be immediately applied to the Loan.

          c. In the event any installment of principal or interest hereunder shall become overdue, Maker shall pay to the Payee interest on the then outstanding balance from the date such amount was due and payable at the rate equal to fifteen percent (15%) per annum (the "Default Rate").

          d. Payment of all amounts due under this Note shall be made at the office of the Lender, 901 Warrenville Road, Lisle, IL 60532, or such other place as Payee may from time to time designate in writing. Except as otherwise provided herein, all payments (whether of principal, interest or other amounts) which are applied at any time by Payee to indebtedness evidenced by this Note may be allocated by Payee to principal, interest or other amounts then due and payable as Payee may determine in Payee's sole discretion.

          e. This Note may be prepaid, in whole or in part, without premium or penalty. All prepayments hereunder shall be applied first to any unpaid interest, fees or other similar amounts due hereunder, and then to the outstanding principal installments hereunder in inverse order of maturity.

          f. Notwithstanding any provisions of this Note or any instrument securing payment of the indebtedness evidenced by this Note to the contrary, it is the intent of Maker and Payee that Payee shall never be entitled to receive, collect or apply, as interest on principal of the indebtedness, any amount in excess of the maximum, rate of interest permitted to be charged by applicable law; and if under any circumstance whatsoever, fulfillment of any provision of this Note, at the time

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performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be
                                                ----------
fulfilled shall be reduced to the limit of such validity; and in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excess interest shall be deemed a permitted partial prepayment of principal and treated hereunder as such; and if the principal of the indebtedness secured hereby is paid in full, any remaining excess funds shall forthwith be paid to Maker.

          2.   Default and Remedies.
               --------------------

          a. The occurrence of any one or more of the following shall constitute an Event of Default hereunder and under the Pledge Agreement:

               (a) Maker shall fail to pay any installment of principal or interest or other amount hereunder when the same becomes due.

               (b) Maker shall fail or neglect to perform, keep or observe any other provision of this Note.

               (c) Pledgor (as such term is defined in the Pledge Agreement) shall sell, assign or otherwise transfer any of its interest in the Pledged Collateral (as such term is defined in the Pledge Agreement) except as explicitly permitted in the Pledge Agreement, or the security interest granted to Payee therein, or any part thereof, shall not be or shall cease to be a first priority perfected security interest, or Pledgor shall fail or neglect to perform, keep or observe any provision of the Pledge Agreement.

               (d) Either of Maker or Pledgor shall make an assignment for the benefit of creditors, or shall admit in writing its or their inability to pay its or their debts as they become due, or shall file a voluntary petition in bankruptcy, or any order for relief finding maker or Pledgor bankrupt or insolvent shall be entered, or Maker or Pledgor shall file any petition or answer seeking for it or them any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, rule or regulation, or shall file any answer admitting or not contesting the material allegations or a petition filed against it or them in any such proceeding, or shall seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its or their properties or assets.

               (e) An order, judgment or decree shall be entered against maker or Pledgor, without its or their application, approval or consent, by any court or governmental agency of competent jurisdiction, approving a petition

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     seeking its or their reorganization, or appointing a receiver, trustee, liquidator or the like of a substantial part of its assets, and such order, judgement or decree shall continue unstayed and in effect for a period of 15 consecutive days; or an involuntary petition in bankruptcy shall have been filed against Maker or Pledgor seeking reorganization under the federal Bankruptcy Code, and the same shall not have been dismissed within 15 days.

          b. Upon and after the occurrence of an Event of Default, Payee shall have the option, without demand or notice, to declare the unpaid principal of this Note, together with all accrued interest and other sums owing hereunder, at once due and payable, and to exercise any and all other rights and remedies available hereunder or under the Pledge Agreement, or otherwise available at law or in equity.

          c. The remedies of Payee, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Payee and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

          3.   Costs and Attorneys Fees.
               ------------------------

          Maker promises to pay all costs of collection of every kind, including but not limited to all reasonable attorneys' fees, court costs, and expenses of every kind, incurred by Payee in connect with such collection or the protection or enforcement of any or all of the security for this Note, whether or not any lawsuit is filed with respect thereto. All such costs and expenses shall be payable by Maker to Payee upon demand.

          4.   Waiver.
               ------

          Except as otherwise provided herein, each maker, surety, guarantor and endorser hereon waives grace, notice, notice of intent to accelerate, notice of default, protest, demand, presentment for payment and diligence in the collection of this Note, and in the filing of suit hereon, and agrees that his or its liability and the liability of his or its heirs, beneficiaries, successors and assigns for the payment hereof shall not be affected or impaired by any release or change in the security or by any increase, modification, renewal or extension of the indebtedness or its mode and time of payment.

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          5.   Notices.
               -------

          All notices or other communications required or permitted hereunder shall be (a) in writing and shall be deemed to be given (i) when delivered in person, (ii) three (3) business days after deposit, in a regularly maintained receptacle of the United States mail as registered or certified mail, postage prepaid, (iii) one (1) business day after being sent by private courier service, or (iv) on the day on which the party to whom such notice is addressed refuses delivery by mail or by private courier service and (b) addressed as follows:

If to Maker:                  2101 East Coast Highway
-----------                   Corona Del Mar, CA  92625
                              Attn:  President

If to Lender:                 901 Warrenville Road
------------                  Lisle, IL  60532
                              Attn:  President

or to each such party at such other addresses as such party may designate in a written notice to the other parties.

          6.   Headings.
               --------

          The headings of the paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

          7.   Governing Law.
               -------------

          This Note shall be governed by and consumed under the laws of the State of Illinois.

          8.   Successors and Assigns.
               ----------------------

          This Note shall be binding upon Maker and its permitted assigns and successors and shall inure to the benefit of Payee and its successors and assigns. Maker may not assign its rights hereunder without the prior written consent of Payee, in its sole discretion. Payee may assign all or a part of its interest in this Note and its rights hereunder.

          9.   CONSENT TO JURISDICTION.
               -----------------------

          ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR THE PLEDGE

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AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER
VERBAL OR WRITTEN) OR ACTIONS OF PAYEE OR MAKER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. MAKER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. MAKER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTER MAIL AT MAKER'S ADDRESS SET FORTH IN PARAGRAPH 5 HEREOF, POSTAGE PREPAID. MAKER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          10.  Severability.
               ------------

          If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

          11.  Replacement Note.
               ----------------

          This Note is issued in substitution for and replacement of that certain Promissory Note dated September 15, 1998 from Maker to Lender in the original principal amount of $500,000 (the "Original Note"). The indebtedness represented by the Original Note is continuing indebtedness and nothing contained herein shall be deemed to constitute payment, settlement or novation of the Original Note, or release or otherwise adversely affect any lien or security interest securing such indebtedness.

          IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date and year first above written.

                              SHOPPING.COM, a California corporation

                              By:           /s/Frank W. Denny
                                 ----------------------------------------------
                                 Name:      FRANK W. DENNY
                                 Title:     Chairman of Board

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